Exhibit 99.1

Coldwater Creek Announces Fiscal 2007 Second Quarter Results

Sandpoint, Idaho, August 29, 2007 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three- and six-month periods ended August 4, 2007.

Consolidated Results

Net income for the three-month period ended August 4, 2007, decreased $3.3 million, or 27.6 percent, to $8.7 million, or $0.09 per diluted share. This compares with net income of $12.0 million, or $0.13 per diluted share, for the three-month period ended July 29, 2006. Net sales in the fiscal 2007 second quarter increased 17.1 percent to $253.5 million from $216.4 million in the fiscal 2006 second quarter.

Net income for the six-month period ended August 4, 2007 decreased $2.9 million, or 12.1 percent, to $20.7 million, or $0.22 per diluted share, compared with net income of $23.6 million, or $0.25 per diluted share, for the six-month period ended July 29, 2006. Net sales in the first six months of fiscal 2007 increased 23.9 percent to $534.8 million from $431.7 million in the same period a year ago.

Comparable store sales decreased 6.0 percent for the three-month period ended August 4, 2007, compared with a 13.3 percent increase in the prior-year period.

“While we are disappointed with our second quarter earnings, revenue was in line with our expectations. As communicated in the previous quarter, we were prepared for the possibility of continued low-traffic trends and the challenges of a highly promotional environment in the specialty apparel retail sector,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek. “Notwithstanding the current difficult business environment, we saw continued strength in our financial condition, as our cash flow from operations improved by $11.7 million versus prior year.”

“Our ability to effectively manage retail inventory was a highlight of the second quarter, as shown by how well inventory levels moved in line with demand,” said Georgia Shonk-Simmons, president & chief merchandising officer. “On a square-footage basis, retail store inventory decreased 14.0 percent, compared with the prior year.”

Gross profit for the fiscal 2007 second quarter was $110.2 million, or 43.5 percent of net sales, compared with $100.1 million, or 46.2 percent of net sales, for the fiscal 2006 second quarter. The decrease in gross profit rate was primarily due to increased promotional activity partially offset by higher merchandise margins associated with the direct sourcing program.

Selling, general and administrative expenses for the fiscal 2007 second quarter were $98.1 million, or 38.7 percent of net sales, compared with $82.0 million, or 37.9 percent of net sales, for the fiscal 2006 second quarter. The increase in selling, general and administrative expenses of $16.1 million was driven primarily by personnel and overhead costs associated with the company’s retail expansion.

Income from operations for the fiscal 2007 second quarter decreased $6.0 million, or 33.4 percent, to $12.0 million, or 4.8 percent of net sales, compared with $18.1 million, or 8.4 percent of net sales, for the fiscal 2006 second quarter.

Income from operations for the six-month period ended August 4, 2007 decreased $5.8 million, or 16.3 percent, to $29.8 million, or 5.5 percent of net sales, compared with $35.6 million, or 8.2 percent of net sales, for the six-month period ended July 29, 2006.

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores, outlet stores and six test spa locations, increased 23.5 percent to $177.7 million in the fiscal 2007 second quarter, from $143.8 million in the fiscal 2006 second quarter. Retail segment net sales represented 70.1 percent of the company’s total net sales in the fiscal 2007 second quarter, compared with 66.5 percent in the fiscal 2006 second quarter.

Net sales from the retail segment increased 33.1 percent to $362.5 million in the first six months of fiscal 2007, from $272.4 million in the comparable period last year. Retail segment net sales represented 67.8 percent of the company’s total net sales in the first six months of fiscal 2007, compared with 63.1 percent in the same period a year ago.

The company opened eight premium retail stores during the fiscal 2007 second quarter for a total of 260 premium retail stores in operation at the end of the fiscal 2007 second quarter, compared with 196 premium retail stores at the end of the fiscal 2006 second quarter.

Direct Segment

Direct segment net sales increased 4.5 percent to $75.8 million in the fiscal 2007 second quarter from $72.6 million in the fiscal 2006 second quarter. Direct segment net sales represented 29.9 percent of the company’s total net sales in the fiscal 2007 second quarter, compared with 33.5 percent in the fiscal 2006 second quarter.

Direct segment net sales increased 8.1 percent to $172.3 million in the first six months of fiscal 2007 from $159.3 million in the comparable period last year. Direct segment net sales represented 32.2 percent of the company’s total net sales in the first six months of fiscal 2007, compared with 36.9 percent in the same period a year ago.

Internet

Internet net sales increased 9.8 percent to $54.8 million in the fiscal 2007 second quarter from $49.9 million in the fiscal 2006 second quarter. Internet net sales represented 72.2 percent of the direct segment’s net sales in the fiscal 2007 second quarter, compared with 68.7 percent in the fiscal 2006 second quarter. Internet net sales represented 21.6 percent of the company’s total net sales in the fiscal 2007 second quarter, compared with 23.0 percent in the fiscal 2006 second quarter.

Internet net sales increased 14.4 percent to $120.6 million in the first six months of fiscal 2007 from $105.4 million in the comparable period last year. Internet net sales represented 70.0 percent of direct segment net sales in the first six months of fiscal 2007, compared with 66.2 percent in the same period last year. Internet net sales represented 22.5 percent of total net sales in the first six months of fiscal 2007, compared with 24.4 percent in the comparable period last year.

Catalog

Catalog net sales decreased 7.3 percent to $21.0 million in the fiscal 2007 second quarter from $22.7 million in the fiscal 2006 second quarter. Catalog net sales represented 27.8 percent of direct segment net sales in the fiscal 2007 second quarter, compared with 31.3 percent in the fiscal 2006 second quarter. Catalog net sales represented 8.3 percent of total net sales in the fiscal 2007 second quarter, compared with 10.5 percent in the fiscal 2006 second quarter.

Catalog net sales decreased 4.1 percent to $51.7 million in the first six months of fiscal 2007 from $53.9 million in the comparable period last year. Catalog net sales represented 30.0 percent of the direct segment’s net sales in the first six months of fiscal 2007, compared with 33.8 percent in the same period last year. Catalog net sales represented 9.7 percent of total net sales in the first six months of fiscal 2007, compared with 12.5 percent in the comparable period last year.

Liquidity and Inventory

At the end of the fiscal 2007 second quarter, the company had no short or long-term borrowings and a cash position of $129.9 million compared with a cash position of $113.3 million at the end of the fiscal 2006 second quarter. The company’s working capital increased to $188.9 million at the end of the fiscal 2007 second quarter from $148.2 million at the end of the fiscal 2006 second quarter. Retail store inventory per square foot, including retail inventory in the distribution center, decreased 14.0 percent compared with the prior year period. Total inventory increased $29.7 million, or 24.0 percent, to $153.6 million at the end of the fiscal 2007 second quarter from $123.9 million at the end of the fiscal 2006 second quarter. This increase is primarily attributable to the addition of 64 premium retail stores since the end of the fiscal 2006 second quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, August 29, 2007 at 4:45 p.m. (Eastern) to discuss fiscal 2007 second quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=41759. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at http://www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, September 5, 2007. The replay can be accessed by dialing (719) 457-0820 and giving the pin number “9104008”. A replay and transcript of the call will also be available in the Investor Relations section of the company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at http://www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which may be affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of poor customer response we may be required to sell merchandise at lower than expected margins, or at a loss; unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores; our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs; factors that could cause us to curtail or abandon our spa concept test and to not be able to recover any amounts we have invested, including unexpected or increased costs or delays in developing the spa concept, strain on management or working capital resources and the possibility we will determine through development or testing of the concept that demand does not meet our expectations; unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs; new interpretations of or changes to current accounting rules; increasing competition from discount retailers and companies that have introduced concepts or products similar to ours; difficulties encountered in anticipating and managing customer returns; and such other factors as are discussed in our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Statements of Operations:
Net sales	$253,476	$216,422	$534,768	$431,683
Cost of sales	143,324	116,365	296,129	231,192

Gross profit	110,152	100,057	238,639	200,491
Selling, general and administrative expenses	98,109	81,975	208,832	164,886

Income from operations	12,043	18,082	29,807	35,605
Interest, net, and other	2,333	1,846	4,549	3,452

Income before income taxes	14,376	19,928	34,356	39,057
Income tax provision	5,680	7,914	13,630	15,471

Net income	$8,696	$12,014	$20,726	$23,586

Net income per share—Basic	$0.09	$0.13	$0.22	$0.26

Weighted average shares outstanding—Basic	93,422	92,428	93,316	92,324

Net income per share—Diluted	$0.09	$0.13	$0.22	$0.25

Weighted average shares outstanding—Diluted	94,733	94,722	94,653	94,694

Supplemental Data:

	Three Months Ended		Six Months Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Operating Statistics:
Catalogs mailed	18,620	16,274	52,462	46,616
Premium retail store count			260	196
Spa store count			6	6
Resort store count			—	1
Outlet store count			27	22
Premium retail store square footage			1,484	1,083

	Three Months Ended		Six Months Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Channel Net Sales:
Retail	$177,654	$143,831	$362,514	$272,397
Internet	54,781	49,880	120,591	105,426
Catalog	21,041	22,711	51,663	53,860

Total	$253,476	$216,422	$534,768	$431,683

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	August 4, 2007	February 3, 2007	July 29, 2006
CURRENT ASSETS:
Cash and cash equivalents	$129,926	$148,680	$113,258
Receivables	32,495	22,138	29,019
Inventories	153,647	126,953	123,930
Prepaid and other	19,969	13,626	11,603
Prepaid and deferred marketing costs	15,008	9,251	12,748
Deferred income taxes	6,051	6,000	3,053

Total current assets	357,096	326,648	293,611

Property and equipment, net	290,188	247,385	208,191
Deferred income taxes	6,219	2,070	2,745
Restricted cash	3,552	3,552	4,444
Pension asset	—	—	4,667
Other	1,084	820	451

Total assets	$658,139	$580,475	$514,109

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$103,122	$85,412	$88,624
Current deferred revenue	5,518	5,385	4,343
Accrued liabilities	59,603	60,941	42,757
Income taxes payable	—	1,591	9,650

Total current liabilities	168,243	153,329	145,374

Deferred rents	113,765	92,175	77,094
Deferred co-branded credit card revenue	8,327	8,771	7,427
Supplemental Employee Retirement Plan	6,834	7,046	5,651
Capital lease obligations	11,517	1,008	—
Other	2,878	690	680

Total liabilities	311,564	263,019	236,226

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 93,608,537, 93,168,138 and 92,445,324 shares issued, respectively	936	932	924
Additional paid-in capital	131,779	124,302	113,298
Accumulated other comprehensive loss	(2,313)	(3,225)	—
Retained earnings	216,173	195,447	163,661

Total stockholders’ equity	346,575	317,456	277,883

Total liabilities and stockholders’ equity	$658,139	$580,475	$514,109

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	August 4, 2007	July 29, 2006
OPERATING ACTIVITIES:
Net income	$20,726	$23,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,059	16,890
Stock compensation expense	2,762	1,497
Supplemental Employee Retirement Plan expense	1,283	669
Deferred rent amortization	(2,064)	(2,329)
Deferred income taxes	(4,783)	(1,375)
Excess tax benefit from exercises of stock options	(2,216)	(3,123)
Loss on asset disposition	616	94
Other	6	5
Net change in current assets and liabilities:
Receivables	(10,357)	(205)
Inventories	(26,694)	(37,621)
Prepaid and other	(6,343)	(3,284)
Prepaid and deferred marketing costs	(5,757)	(2,310)
Accounts payable	18,409	11,602
Accrued liabilities	(3,787)	(4,556)
Income taxes payable	930	1,630
Deferred co-branded credit card revenue	(311)	3,230
Deferred rents	26,103	18,623
Other changes in non-current assets and liabilities	1,769	(341)

Net cash provided by operating activities	34,351	22,682

INVESTING ACTIVITIES:
Purchase of property and equipment	(57,519)	(45,449)

Net cash used in investing activities	(57,519)	(45,449)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	2,198	1,046
Excess tax benefit from exercises of stock options	2,216	3,123

Net cash provided by financing activities	4,414	4,169

Net (decrease) increase in cash and cash equivalents	(18,754)	(18,598)
Cash and cash equivalents, beginning	148,680	131,856

Cash and cash equivalents, ending	$129,926	$113,258